Exhibit 3.1

THIRD

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN LAND LEASE, INC.

The undersigned, Shannon E. Smith, certifies that he is the Chief Financial Officer, Treasurer and Secretary of American Land Lease, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is American Land Lease, Inc.

(2) The name under which the Corporation was originally incorporated was Asset Investors Corporation and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 1999.

(3) This Restated Certificate of Incorporation was duly adopted by in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(4) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

FIRST: Name. The name of the Corporation is American Land Lease, Inc. (hereinafter, the “Corporation”).

SECOND: Address. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Code (as defined in Article SIXTH)) for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”). For purposes of this Certificate, “REIT” means a real estate investment trust as defined in Section 856 of the Code.

FOURTH: Stock.

4.1 The total number of shares of stock which the Corporation shall have authority to issue is 15,000,000 shares of capital stock, consisting of 12,000,000 shares of Common Stock, each having a par value of $.01 (the “Common Stock”), and 3,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

4.2 Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors of the corporation, each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series, including but without limiting the generality of the foregoing, the following:

(A) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(B) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preferences or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(C) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

(D) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

(E) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

(F) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock or such class or services; and

(G) The voting powers, if any, of the holders of such class or series of Preferred Stock.

The designation, voting powers, preferences, rights, qualifications, limitations and restrictions of the 7.75% Series A Cumulative Redeemable Preferred Stock are set forth in Exhibit A, which is attached hereto.

4.3 Except as otherwise provided in the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights and warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split of combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon. No holder of stock of any class shall have the preemptive right to subscribe to or purchase any additional shares of any class, or any bonds, notes, debentures or other obligations convertible into stock; provided, however, that the Board of Directors may, in authorizing the issuance of stock or any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

4.4 Except as may otherwise be provided in the Amended and Restated Certificate of Incorporation of the Corporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

4.5 All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate and Bylaws of the Corporation.

4.6 The Board of Directors may classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, dividends, qualifications or terms or conditions of redemption of such stock.

FIFTH: Board of Directors and Management of Corporation. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

5.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

5.3 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

Class I directors shall be elected to serve until the first Annual Meeting of Stockholders, Class II directors to serve until one year thereafter and Class III directors to serve until two years thereafter. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Corporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to the director’s prior death, resignation, disqualification or removal from office. A director may be removed for cause only, and not without cause, and only by action of the stockholders taken by holders of at least 75% of all shares of stock then entitled to vote for the election of directors. Any vacancy on the Board of Directors that results from a newly created directorship may be filled by the affirmative vote of a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy on the Board of Directors that results from the removal of a director also may be filled by the stockholders by the affirmative vote of holders of a majority of all shares of stock then entitled to vote for the election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation of the Corporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 5.3 of this Article FIFTH unless expressly provided by such terms. Election of directors need not be by written ballot unless the Bylaws so provide.

5.4 To the fullest extent permitted by Delaware law, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.5 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, the Amended and Restated Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

5.6 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article FIFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

5.7 The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article FIFTH to directors and officers of the Corporation.

5.8 The rights to indemnification and to the advance of expenses conferred in this Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

5.9 Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

5.10 The Corporation shall seek to elect and maintain status as a REIT under Sections 856-860 of the Code. The Board of Directors shall use its reasonable best efforts to cause the Corporation to satisfy the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporations REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article SIXTH is no longer required for REIT qualification.

SIXTH: Restriction on Transfer and Ownership of Shares.

6.1 Definitions. For the purpose of this Article SEVENTH and Section 6.6, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 5.0 percent of the aggregate value of the outstanding shares of any class or series of Capital Stock of the Corporation. In applying this Article SIXTH, any questions as to value shall be resolved by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Certificate of Incorporation. The term “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended, as that term is defined in Section 104 of the DGCL.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of a Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a Beneficial Owner or Constructive Owner of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, with respect to an Excepted Holder, and provided that the affected Excepted Holder agrees to and does comply with the requirements established by the Board of Directors pursuant to Section 6.2.7, the percentage limit or limits established by the Board of Directors for such Excepted Holder pursuant to Section 6.2.7.

Initial Date. The term “Initial Date” shall mean the date upon which the Certificate of Incorporation of the Corporation containing this Article SIXTH becomes effective in accordance with Delaware law.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Ownership Change. The term “Ownership Change” shall mean an “ownership change” with respect to the Corporation, as that term is used in Section 382(g) of the Code and Treasury Regulations Section 1.382-2T(a)(1).

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.2.1, would directly or indirectly own, or Beneficially or Constructively Own, shares of Capital Stock.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.6 of this Certificate of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, or that compliance with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as set forth herein is no longer required.

Section 382 Limit. The term “Section 382 Limit” shall mean the ownership of any direct or indirect interest in Capital Stock that would cause a Person to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(i) or (ii). For this purpose, whether a Person would be a “5-percent shareholder” shall be determined (v) without giving effect to the following provisions: Treasury Regulations Sections 1.382-2T(g) (2), 1.382-2T(g) (3), 1.382-2T(h) (2) (iii) and 1.382-2T(h) (6) (iii), (w) by treating every Person which owns Capital Stock, whether directly or by attribution, as directly owning such Capital Stock notwithstanding any further attribution of such Capital Stock to other Persons and notwithstanding Treasury Regulations Section 1. 382-2T(h) (2)(i)(A)    , (x) by substituting the term “Person” in place of “individual” in Treasury Regulations Section 1.382-2T(g)(1)(i), (y) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulations Section 1.382-2T(d)(1)    , and (z) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulations Section 1.382-2 (a) (4) .

Transfer. The term “Transfer” shall mean any issuance, redemption, sale, distribution, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive ownership, or a direct or indirect interest in any shares, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership or direct or indirect ownership of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Treasury Regulations. The term “Treasury Regulations” shall mean the regulations promulgated by the Secretary of the Treasury under the Code. Any reference to a particular Treasury Regulation or section or provision thereof shall be deemed to also refer to any successor Regulation or section or provision having similar effect.

Trust. The term “Trust” shall mean any trust provided for in Section 6.3.

Trustee. The term “Trustee” shall mean a Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of a Trust.

6.2 Restrictions on ownership of Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and ending upon the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or directly or indirectly own shares of Capital Stock equal to or in excess of either the Aggregate Stock Ownership Limit or the Section 382 Limit, and (2) no Excepted Holder shall Beneficially Own or directly or indirectly own shares of Capital Stock in excess of any applicable Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(iii) No Person shall Constructively own shares of Capital Stock to the extent that such Constructive ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iv) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in Capital Stock if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(v) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in Capital Stock if, as a result of such Transfer, the Corporation would undergo an Ownership Change.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning, or otherwise having any direct or indirect interest in shares of Capital Stock in violation of any provision of Section 6.2.1(a):

(i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of, or direct or indirect interest in, would otherwise cause such violation (rounded to the nearest whole share) shall be automatically transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 6.2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 6.2.1(b) and Section 6.3 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 6.2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.2.1(b), a violation of any provision of Section 6.2.1(a) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would exceed the Section 382 Limit), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 6.2.1(a).

Section 6.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of, or any direct or indirect interest in, any shares of Capital Stock in violation of Section 6.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in any shares of Capital Stock that will or may violate Section 6.2.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b), shall in each such case immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT or for other tax or compliance reasons.

Section 6.2.5 Remedies Not Limited. Subject to Section 5.6 of this Certificate of Incorporation, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 6.2.6 Ambiguity. In the case of an ambiguity in the interpretation of any of the provisions of this Article SIXTH, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article SIXTH with respect to any situation based on the facts known to it. In the event that this Article SIXTH requires an action by the Board of Directors and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any references contained in this Article SIXTH to the Corporation’s Board of Directors shall include any duly authorized committee thereof.

Section 6.2.7 Exceptions.

(a) The Board of Directors of the Corporation may, subject to such terms, conditions, representations and undertakings as it shall determine in its sole discretion,

exempt a Person from the application of any one or more of the provisions of Section 6.2.1(a). Any violation or deemed violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2.1 through 6.2.6) will result in such Person, and any Capital Stock that such person may Beneficially or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 6.2.1(b).

(b) Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable.

(c) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage equal to or less than the Aggregate Stock Ownership Limit, or the Section 382 Limit, as applicable.

Section 6.2.8 Legend. Except as provided below, each certificate issued after the Initial Date for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Corporation’s Certificate of Incorporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Certificate of Incorporation may be obtained from the Corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

6.3 Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Board of Directors of the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Board of Directors of the Corporation as provided in Section 6.3.6.

Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article SIXTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4 Sale of Shares by Trustee. Within 90 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate any of the ownership restrictions set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the

Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 6.3 such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

6.4 NYSE Transactions. Nothing in this Article SIXTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article SIXTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article SIXTH.

6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article SIXTH.

6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

SEVENTH: Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter, prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: Business Combination. The Corporation elects not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders.

TENTH: Stockholder Action by Unanimous Written Consent. The Corporation elects, pursuant to Section 228 of the DGCL, to permit stockholder action in lieu of a meeting upon the unanimous written consent of all stockholders entitled to take such action at a meeting.

IN WITNESS WHEREOF, American Land Lease, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed in its corporate name this 3rd day of May, 2005.

AMERICAN LAND LEASE, INC.

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer,
Treasurer and Secretary

Exhibit A

CERTIFICATE OF DESIGNATIONS

OF

7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, American Land Lease, Inc., a Delaware corporation (the “Company”), does hereby certify that the Pricing Committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”), pursuant to, and in accordance with, authority delegated to the Committee by resolutions duly adopted by the Board of Directors, has duly adopted the following resolution, and that such resolutions of the Committee and the Board of Directors have not been modified and are in full force and effect:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), a series of preferred stock of the Company is hereby created and the designation and number of shares thereof and the voting powers, preferences, rights, qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations (this “Certificate of Designations”):

Section 1. Number; Designation. (a) The shares of such series shall be designated as “7.75% Series A Cumulative Redeemable Preferred Stock” (the “Preferred Stock”) and shall have a par value of $.01 per share. The number of shares constituting the Preferred Stock shall initially be 1,000,000.

(b) All shares of Preferred Stock redeemed, purchased, exchanged or otherwise acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Preferred Stock of the Company, without designation as to series, and may thereafter be reissued.

(c) Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 8 below.

Section 2. Ranking. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank:

(a) senior to the Common Stock and any other class or series of Capital Stock of the Company, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Junior Stock”);

(b) on a parity with any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Parity Stock”); and

(c) junior to each class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively, the “Senior Stock”).

Section 3. Dividends. (a) The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends on the shares of Preferred Stock, cumulative from the first date of issuance of any such shares (the “Initial Issuance Date”), at a rate per annum equal to 7.75% of the Liquidation Preference per share, payable in cash. Dividends on the shares of Preferred Stock shall be payable quarterly in arrears on the last calendar day of each February, May, August and November or, if any such date is not a Business Day, on the next succeeding Business Day (each such date, a “Dividend Payment Date”, and each such quarterly period, a “Dividend Period”), beginning on May 31, 2005, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock. Such dividends shall be paid to the holders of record of the shares of Preferred Stock as they appear at the close of business on the applicable Record Date. As used herein, the term “Record Date” means such date designated by the Board of Directors for the payment of dividends that is not more than 30 days and not less than 10 days preceding the applicable Dividend Payment Date.

(b) Dividends on the shares of Preferred Stock shall be cumulative and shall accrue (whether or not (i) the Company has earnings; (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared by the Board of Directors) from the Initial Issuance Date (or the last Dividend Payment Date for which dividends were paid, whichever is later) based on a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends on the shares of Preferred Stock shall not bear any interest. Any dividend payment made on the shares of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No dividend shall be declared or paid or set aside for payment or other distribution declared or made, whether in cash, obligations or shares of Capital Stock of the Company or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, unless all accrued and unpaid dividends through the most recent Dividend Payment Date (whether or not there are funds of the Company legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock have been or contemporaneously are declared and paid in full or set aside for payment; provided, however, that, notwithstanding any provisions of this paragraph (c) to the contrary, the Company shall be entitled to (i) declare and pay dividends on shares of Junior Stock payable solely in shares of Junior Stock and on shares of Parity Stock payable solely in shares of Parity Stock or Junior Stock, or in each case, by an increase in the liquidation preference of the Junior Stock or Parity Stock, and (ii) redeem, repurchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Junior Stock, in the case of Junior Stock, or Parity Stock or Junior Stock, in the case of Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be declared and paid either (A) pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accrued dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Preferred Stock entitled to receive such dividends.

(d) All dividends paid with respect to shares of Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described. In the event that the equivalent of six quarterly dividends payable on the shares of Preferred Stock are accrued and unpaid (whether or not consecutive), the holders will have the rights and remedies set forth in Section 6(b) hereof.

Section 4. Liquidation Preference. Each share of Preferred Stock will have a preference on liquidation equal to $25.00 (the “Liquidation Preference”).

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution to stockholders of the Company liquidation distributions in cash or property at its fair market value as determined by the Board of Directors in an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus all accrued and unpaid dividends, thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made on any Junior Stock, including, without limitation, the Common Stock, but after any distributions on any Senior Stock. After payment in full of the Liquidation Preference and all accrued and unpaid dividends, to which holders of shares of Preferred Stock are entitled, such holders shall have no right or claim to any of the remaining assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Preference and all accrued and unpaid dividends, to which each such holder is entitled.

(b) Neither the sale, lease, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or business of the Company nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a liquidation, dissolution or winding up of the Company.

Section 5. Redemption. Shares of Preferred Stock shall be redeemable by the Company as provided below.

(a) Optional Redemption. The shares of Preferred Stock shall not be redeemable prior to February 23, 2010 (the “Initial Redemption Date”), except pursuant to

Article SEVENTH of the Certificate of Incorporation. On and after the Initial Redemption Date, the shares of Preferred Stock shall be subject to redemption at any time or from time to time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days prior written notice at a price, payable in cash, equal to the Liquidation Preference per share, plus an amount equal to all accrued and unpaid dividends thereon (the “Redemption Price”), to the date fixed for redemption (the “Redemption Date”), without interest.

(b) Redemption Procedures. (i) Notice of redemption shall be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Preferred Stock to be redeemed at the address set forth in the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Stock, except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Preferred Stock (or depositary shares or receipts representing fractional interests in the Preferred Stock) may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. In case fewer than all of the shares of Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock to be redeemed from such holder.

(ii) If notice has been mailed in accordance with subsection (i) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Preferred Stock so called for redemption shall cease to accumulate, said shares shall no longer be deemed to be outstanding and shall not have the status of the Preferred Stock and all rights of the holders thereof as stockholders of the Company (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any shares of Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares of Preferred Stock shall be redeemed by the Company at the Redemption Price.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming the Preferred Stock shall be irrevocable except that:

(A) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Company and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

(iv) Unless full accrued dividends on all shares of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment for all past Dividend Periods and the then current Dividend Period, no Preferred Stock shall be redeemed or purchased or otherwise acquired directly or indirectly by the Company or any subsidiary of the Company and no shares of any series of preferred shares of the Company shall be redeemed unless all outstanding Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of Preferred Stock to preserve the REIT status of the Company or the purchase or acquisition of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

(v) In the event that the Redemption Date occurs after a dividend payment Record Date and prior to the related Dividend Payment Date, the holders of the shares of Preferred Stock at the close of business on such dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(vi) In the event that fewer than all of the shares of Preferred Stock are to be redeemed pursuant to this Section 5, the Company shall call for redemption shares of Preferred Stock pro rata among the holders, based on the number of shares of Preferred Stock held by each holder (with adjustments to avoid fractional shares), or by any other equitable method that the Company may determine to use. If fewer than all the shares of Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed.

Section 6. Voting Rights. (a) Except as required by law and as set forth below, the holders of the Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose, to otherwise participate in any action taken by the Company or the stockholders thereof or to receive notice of any meeting of stockholders.

(b) If and whenever dividends on any shares of Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Preferred Stock (voting together as a single class with holders of shares of all other Parity Stock of any other class or series that is entitled to similar voting rights) will be entitled to vote for the election of the two additional directors (each, a “Preferred Stock Director”) at any annual meeting of stockholders or at a special meeting of the holders of shares of Preferred Stock and of any other voting preferred stock called for that purpose. The Company must call such special meeting upon the request of the holders of record of 10% or more of the shares of Preferred Stock. Whenever dividends in arrears on outstanding shares of Preferred Stock and any other voting preferred stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set aside for payment, then the right of the holders of the shares of Preferred Stock to elect the Preferred Stock Directors shall cease and the terms of office of such Preferred Stock Directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(c) So long as any share of Preferred Stock remains outstanding, the affirmative vote or consent of at least 66 2/3% of the outstanding shares of Preferred Stock, voting as a single class with holders of shares of all other classes or series of preferred stock affected in the same way, in person or by proxy, in addition to any other vote required by the Certificate of Incorporation or by law, will be required to (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of Senior Stock or any security convertible into shares of any Senior Stock; or (ii) amend, alter or repeal any provision of, or add any provision to the Certificate of Incorporation, including this Certificate of Designation, if such action would materially adversely affect the powers, rights or preferences of the holders of the Preferred Stock.

An amendment of the Certificate of Incorporation to authorize, create or increase the authorized amount of Junior Stock or Parity Stock, including additional Preferred Stock, shall not be deemed to materially adversely affect the powers, rights or preferences of the holders of the Preferred Stock. No such vote of the holders of Preferred Stock as described above shall be required if provision is made to redeem all shares of Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(d) With respect to the exercise of the voting rights described in subsections (b) and (c) above, each share of Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Preferred Stock as a single class, then the Preferred Stock and such other class or series shall have one vote per $25.00 of stated Liquidation Preference.

Section 7. Conversion. The shares of the Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

Section 8. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings, unless the context otherwise requires:

“Business Day” means any day other than a Saturday, Sunday or a U.S. federal holiday.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Period” shall have the meaning set forth in Section 3(a).

“Initial Issuance Date” shall have the meaning set forth in Section 3(a).

“Initial Redemption Date” shall have the meaning set forth in Section 5(a).

“Junior Stock” shall have the meaning set forth in Section 2(a).

“Liquidation Preference” shall have the meaning set forth in Section 4(a).

“Parity Stock” shall have the meaning set forth in Section 2(b).

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Preferred Stock Director” shall have the meaning set forth in Section 6(b).

“Record Date” shall have the meaning set forth in Section 3(a).

“Redemption Date” shall have the meaning set forth in Section 5(a).

“Redemption Price” shall have the meaning set forth in Section 5(a).

“Senior Stock” shall have the meaning set forth in Section 2(c).

Section 9. Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

Section 10. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.